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                          CERTIFICATE OF INCORPORATION

                                       OF

                        STELLEX AEROSPACE HOLDINGS, INC.

                             a Delaware corporation


     FIRST. The name of the corporation is Stellex Aerospace Holdings, Inc.

     SECOND. The address of the corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

     THIRD. The nature of the business of or purpose to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH. The Corporation shall have authority to issue 1,000 shares of Common Stock, without par value, and 500 shares of Serial Preferred Stock, without par value.

     A. Serial Preferred Stock

     The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (1) - (8) of this paragraph A as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any shares of such series.

     The shares of the Serial Preferred Stock of different series may vary as to:

          (1) the number of shares constituting such series and the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes;

          (2) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, the extent of participation rights, if any, and the priority in payment of dividends;

          (3) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate acts;


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          (4) the price at and the terms and conditions on which shares may be redeemed;

          (5) the amount payable upon shares and the priority of payment in event of involuntary liquidation;

          (6) the amount payable upon shares and the priority of payment in event of voluntary liquidation;

          (7) any sinking fund provisions for the redemption or purchase of shares; and

          (8) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion.

     The shares of all series of Serial Preferred Stock shall be identical except as, within the limitations set forth above in this Section A, shall have been fixed and determined by the Board of Directors prior to the issuance thereof. Except as specifically set forth in any Certificate of Serial Designation filed with the Secretary of State of the State of Delaware or as required by the Delaware General Corporation Law, none of these shares of any series of Serial Preferred Stock shall have any right to vote on any matters.

     B. Common Stock.

     (1) Dividends. When and if declared by the Board of Directors, the holders of the Common Stock shall only be entitled to receive cash dividends and dividends payable in property other than securities of the Corporation at such time as all dividends on the Serial Preferred Stock through the record date of any such Common Stock dividend have been paid in full.

     (2) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, after distribution in full to the holders of Serial Preferred Stock of their preferred liquidation payments, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation.

     (3) Voting Rights. Except as may be otherwise required by law or the Certificate of Incorporation of the Corporation, as amended, each share of Common Stock shall have one (1) vote on all matters voted upon by the stockholders.


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     FIFTH. The name and mailing address of the sole incorporator is:

     Name:                     Mailing Address:

     Janelle Telesford         c/o Winston & Strawn
                               200 Park Avenue
                               New York, NY  10166-4193

     SIXTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

     SEVENTH. Elections of directors need not be by written ballot unless the by-laws of the corporation so provide.

     EIGHTH. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of such person's acting as a director of the corporation (and the corporation, in the discretion of the board of directors, may so indemnify a person by reason of the fact that such person is or was an officer or employee of the corporation or is or was serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any liability or expense actually or reasonably incurred by such person in respect thereof. Any repeal or modification of this EIGHTH Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification. Such indemnification is not exclusive of any other right of indemnification provided by law, agreement or otherwise.

     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my actual deed and that the facts stated herein are true, and accordingly have hereunto set my hand this 27th day of April, 1998.

                                                          /s/ Janelle Telesford
                                                          ----------------------
                                                          Janelle Telesford
                                                          Sole Incorporator